Exhibit 99.1

Agreement

The undersigned agree that this Schedule 13D/A, dated January 2, 2013, relating to Common Stock, no par value, of MFC Industrial, Ltd. is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

DATE	January 2, 2013

IAT REINSURANCE COMPANY LTD.
/s/ Marguerite R. Gorman, attorney in fact
Peter R. Kellogg, President & CEO

/s/ Marguerite R. Gorman, attorney in fact
Peter R. Kellogg